Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Pall Corporation

We consent to the use of our reports dated September 28, 2009, with respect to the consolidated balance sheets of Pall Corporation and subsidiaries as of July 31, 2009 and 2008, and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended July 31, 2009, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of July 31, 2009, incorporated herein by reference.

Our report states that, effective August 1, 2008, the Company changed its method of accounting for fair value measurements due to the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements”, effective August 1, 2007, the Company changed its method of accounting for uncertainty in income taxes due to the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, effective July 31, 2007, the Company changed its method of accounting for pension and other postretirement benefits due to the adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”, and effective August 1, 2006, the Company changed its method for quantifying errors based on Securities and Exchange Commission Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements”.

/s/ KPMG LLP

Melville, New York
March 12, 2010